EXHIBIT 10.40

January 24, 2003

Alan Black

1400 Seaport Boulevard

Redwood City, CA 94063

Re: Amended and Restated Employment Terms

Dear Alan:

This letter sets forth the terms of your employment at Openwave Systems Inc. (the “Company”) and memorializes that to which we previously agreed. This letter supersedes all prior agreements relating to the terms of your employment, except for the Change of Control Severance Agreement dated October 12, 2001, between you and the Company (the “Change of Control Agreement”), the Company’s Executive Severance Benefit Policy, and the Confidentiality and Invention Assignment Agreement between you and the Company (the “Confidentiality and Invention Assignment Agreement”). As we previously agreed, the terms set forth below are effective as of October 1, 2002. Capitalized terms used in this letter have the meanings set forth on the attached Exhibit A.

Your title will continue to be Senior Vice President, Corporate Affairs and Chief Financial Officer and you will continue to report to me. Your monthly base salary is $22,920 per month or $275,000 on an annualized basis. In addition, based upon achievement of financial and other performance objectives by the Corporation under the Corporation’s “Corporate Incentive Plan”, the Company shall pay to you an annual incentive cash award based upon a target which shall be fifty percent (50%) of your base salary, with the actual annual incentive cash award determined to be below, at, or above target, based upon the Company’s achievement level against the financial and performance objectives. Notwithstanding the foregoing, the Corporate Incentive Plan does not currently permit any payments until the Company is profitable.

In addition, you will receive a bonus equal to $250,000 on each of the following respective payment dates provided you are still employed with the Company on the corresponding payment date. You will also be eligible for an additional performance bonus of up to an additional $250,000 on each of the following respective payment dates based upon the achievement of written Company financial objectives corresponding to such payment date, established by the CEO in consultation with the Compensation Committee of the Board. The payment dates are March 31, 2003, and September 30, 2003.

If your employment is terminated without Cause by the Company prior to September 30, 2003, notwithstanding any other severance benefits to which you are entitled, the Company shall promptly pay to you any remaining bonus payments provided for in the preceding paragraph that have not yet been made and correspond to dates after your termination date. As used herein, “Cause” means: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

As an employee, you will also continue to be eligible to receive our standard employee benefits except for matters that this letter provides you with more valuable benefits than the Company’s standard policies.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under this letter.

In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Tim Silvera no later than five days after your receipt of this letter.

Accepted by:

Don Listwin President and CEO	Alan Black